Exhibit 99.1

QDRO Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

New York, NY, March 26, 2026 (GLOBE NEWSWIRE) -- QDRO Acquisition Corp. (the “Company”), a blank check company whose business purpose is to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced today that it has priced its initial public offering of 20,000,000 units at $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, March 27, 2026, under the ticker symbol “QADRU". Each whole warrant is exercisable to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “QADR” and “QADRW”, respectively.

The offering is expected to close on March 30, 2026, subject to customary closing conditions.

Cantor Fitzgerald & Co. is acting as sole bookrunner for the offering. The Company has granted Cantor Fitzgerald & Co. a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The Company intends to focus on identifying businesses within the financial services, digital currency and technology business sectors.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from: Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on March 26, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About QDRO Acquisition Corp.

QDRO Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on identifying businesses which provide disruptive technology or innovations within the financial services, digital currency and technology business sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,”  including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Wally Bishop
wbishop@quadrocapital.com